Exhibit 99.1

PRESS RELEASE

ANALOGICTECH RECEIVES NOTICE FROM NASDAQ REGARDING

DELAY IN FILING OF FORM 10-Q

Santa Clara, CA – November 16, 2011 – Advanced Analogic Technologies, Inc. (“AnalogicTech” or the “Company”) (Nasdaq: AATI), today announced that it received on November 11, 2011 a Nasdaq Staff Determination letter stating that the Company is not in compliance with the continued listing requirements of Nasdaq Marketplace Rule 5250(c)(1).

As anticipated, the letter was issued in accordance with Nasdaq rules due to the delayed filing of the Company’s Form 10-Q for the quarter ended September 30, 2011. The Nasdaq letter directs the Company to submit a plan to regain compliance with the continuing listing requirements by January 10, 2012, and AnalogicTech expects to address Nasdaq’s notice through the filing of its Form 10-Q or by submitting a compliance plan to Nasdaq within such timeframe.

As previously announced, AnalogicTech is unable to file its Form 10-Q for the quarterly period ended September 30, 2011, because of certain allegations made by Skyworks Solutions, Inc. (“Skyworks”) (Nasdaq: SWKS) regarding AnalogicTech’s accounting practices in connection with arbitration proceeding in the Delaware Court of Chancery. The arbitration is set to begin November 28, 2011. Although the outcome of the arbitration is uncertain, AnalogicTech stands behind its financial statements and accounting practices and believes Skyworks’ allegations are without merit. However, out of an abundance of caution, the Audit Committee of AnalogicTech’s Board of Directors will conduct an internal review of the allegations prior to the filing of the Company’s Form 10-Q.

About Advanced Analogic Technologies, Inc.

Advanced Analogic Technologies Incorporated (AATI), or AnalogicTech, develops advanced semiconductor system solutions that play a key role in the continuing evolution of feature-rich, energy efficient electronic devices. The company focuses on addressing the application-specific power management needs of consumer devices such as mobile handsets, digital cameras, tablets, notebooks, TV and LCD displays as well as devices in a broad range of industrial, medical and telecom applications. AATI also licenses device, process, package, and application-related technologies. Headquartered in Silicon Valley, AATI has design centers in Santa Clara and Shanghai, and Asia-based operations and logistics. For more information, please visit www.analogictech.com.

For More Information

Lisa Laukkanen The Blueshirt Group 415-217-4967	Andrew Siegel / Jillian Palash Joele Frank, Wilkinson Brimmer Katcher 212-355-4449